Exhibit 10.1

Investment Agreement

Relating to

Future Gas Station (Beijing) Technology Co., Ltd.

Investment Agreement

This Investment Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd. ("this Agreement") is executed on August 21, 2018 in Beijing in the People's Republic of China ("PRC")(for the purpose of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) by and among:

1.	Future Gas Station (Beijing) Technology Co., Ltd. ("FGS"), a limited liability company incorporated in Beijing, PRC under the laws of PRC, with its unified social credit code as 91110108MA0033XK5Y, with its legal representative as Yang Song, and with its domicile as Room 1315, Unit 2, Floor 13, Building 36, Deshengmenwai Street, Xicheng District, Beijing;

2.	Yang Song, whose identity card No. is XXXXX;

3.	Rui Liu, whose identity card No. is XXXXX;

4.	Zhizhuo Peng, whose identity card No. is XXXXX;

5.	Xing Yao, whose identity card No. is XXXXX;

6.	Gang Yang, whose identity card No. is XXXXX;

7.	Lin Song, whose identity card No. is XXXXX;

8.	Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing BHD”), a limited liability company incorporated in Beijing, PRC under the laws of the PRC; and

9.	Nanjing Recon Technology Co., Ltd. (“Nanjing RECON”), a limited liability company incorporated in Nanjing, PRC under the laws of the PRC where:

Yang Song, Rui Liu, Zhizhuo Peng and Xing Yao are collectively referred to as “Founding Shareholders”; Beijing BHD and Nanjing RECON are collectively referred to as “Investors”; Yang Song, Rui Liu, Zhizhuo Peng, Xing Yao, Gang Yang, and Lin Song are collectively referred to as “Existing Natural Person Shareholders” or severally referred to as “an Existing Natural Person Shareholder”; and the Investors and the Existing Natural Person Shareholders are collectively referred to as “Shareholders” or “Parties”, and each referred to as a “Party”.

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WHEREAS:

1.	FGS is currently a limited liability company incorporated under the laws of the PRC, and primarily engaged in the application of new technologies and data-based operation with respect to gas stations (“Principal Business”);

2.	As of the date hereof, the registered capital of FGS is RMB 54.35 million yuan, with the shareholding structure as follows:

No.	Shareholder name	Contribution (RMB ’ 0000 yuan)	Contribution percentage
1	Yang Song	3,225	59.3376%
2	Gang Yang	500	9.1996%
3	Rui Liu	375	6.8997%
4	Zhizhuo Peng	375	6.8997%
5	Lin Song	400	7.3597%
6	Xing Yao	125	2.2999%
7	Nanjing RECON	217.5	4.0018%
8	Beijing BHD	217.5	4.0018%
	Total	5,435	100%

3.	The Parties agree that the Investors shall invest no more than RMB 43,295,200 yuan (the “Investment Amount”) into FGS (“this Investment”).

On the principles of equality and mutual benefit and through friendly negotiation, the Parties to this Agreement hereby agree as follows with respect to this Investment:

Article.1    Equity Transfer Prior to This Investment

1.1	The Parties signed a Capital Increase Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd. on December 25, 2017; because FGS and the Shareholders failed to accomplish some of the performance goals specified in the Capital Increase Agreement, the Founding Shareholders agreed to transfer some shares of FGS to the Investors free of charge, and the Investors agreed to accept such shares (“Equity Transfer”). After occurrence of the Equity Transfer, the shareholding structure of FGS is as follows:

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No.	Shareholder name	Contribution (RMB ’ 0000 yuan)	Contribution percentage
1	Yang Song	3,049.71	56.1124%
2	Gang Yang	472.82	8.6995%
3	Rui Liu	354.62	6.5248%
4	Zhizhuo Peng	354.62	6.5248%
5	Lin Song	378.26	6.9597%
6	Xing Yao	118.21	2.1750%
7	Nanjing RECON	353.38	6.5019%
8	Beijing BHD	353.38	6.5019%
	Total	5,435	100%

Article.2     This Investment

2.1	The Investors agree to invest no more than RMB 42,395,200 yuan (including RMB 10 million in cash and shares of the listed company equivalent to RMB 33,295,200)(“Investment Amount”) into FGS by purchasing some shares of the Founding Shareholders (“this Equity Purchase”) and by increasing contribution to FGS ("this Capital Increase")(this Equity Purchase and this Capital Increase are collectively referred to as “this Investment”); among the Investment Amount, RMB 10 million in cash will be invested by increasing contribution to FGS, and the shares of the listed company equivalent to no more than RMB 33,295,200 will be invested by purchasing the shares of the Founding Shareholders.

2.2	Upon completion of this Equity Purchase, the shareholding structure of FGS changes to:

No.	Shareholder name	Contribution (RMB ’ 0000 yuan)	Contribution percentage
1	Yang Song	2,151.87	39.5928%
2	Gang Yang	333.62	6.1384%
3	Rui Liu	250.22	4.6039%
4	Zhizhuo Peng	250.22	4.6039%
5	Lin Song	266.90	4.9108%
6	Xing Yao	83.41	1.5347%
7	Nanjing RECON	1,049.38	19.3078%
8	Beijing BHD	1,049.38	19.3078%
	Total	5,435	100%
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2.3	Upon completion of this Capital Increase, the shareholding structure of FGS changes to:

No.	Shareholder name	Contribution (RMB ’ 0000 yuan)	Contribution percentage
1	Yang Song	2,151.87	36.7648%
2	Gang Yang	333.62	5.6999%
3	Rui Liu	250.22	4.2750%
4	Zhizhuo Peng	250.22	4.2750%
5	Lin Song	266.90	4.5600%
6	Xing Yao	83.41	1.4251%
7	Nanjing RECON	1,258.42	21.5001%
8	Beijing BHD	1,258.42	21.5001%
	Total	5,853.08	100%

2.4	On condition that the conditions precedent specified in Article 5.1 are fully satisfied or are waived by the Investors in writing, the Investors shall issue to the Existing Natural Person Shareholders restricted shares of RECON TECHNOLOGY, LTD (a company listed on the US Nasdaq Stock Exchange and incorporated in the Cayman Islands under Cayman laws) equivalent to no more than RMB 33,295,200 in total (“Restricted Shares"). ("Closing of this Equity Purchase"), where the actually issued shares shall be calculated at a central parity rate of Renminbi yuan to US dollar officially announced by the People's Bank of China on the date hereof, and the issued shares are priced on a basis of 2 US dollars per share.

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2.5	The Investors shall pay the capital increase amount of this Capital Increase to FGS according to the following steps:

(1) Within seven days from the date hereof, the Investors shall remit RMB 2 million into the designated account of FGS in the monetary form; considering that the Investors have paid an advance of RMB 390,000 to FGS for the business operation purpose before the signing of this Agreement, the investment amount that the Investors shall pay to FGS this time is RMB 1.61 million;

(2) By October 2018, after appraising the performance of FGS, the Investors shall pay RMB 1 million as the second installment of capital increase amount to FGS;

(3) From November 2018 to March 2019, in view of actual fund consumption of FGS with respect to gas station deployment, equipment customization requirements, promotion progress, and research and development progress, the Investors shall pay the third installment of capital increase amount to FGS, in which the amount available for construction of new gas stations shall not be more than RMB 5 million (expectedly 200 gas stations to be constructed, each at a cost of RMB 25,000); and

(4) By May 2019, on condition that the conditions precedent specified in Article 5.2 are fully satisfied or are waived by the Investors in writing, the Investors shall pay off the remaining unpaid capital increase amount to FGS. (“Closing of this Capital Increase” and “Closing of this Investment”).

2.6	The Parties unanimously agree that the investment obligations of the Investors under this Agreement are completed upon the Closing of this Equity Purchase and the Closing of this Capital Increase. The Investors shall have all corresponding shareholder rights and assume corresponding shareholder obligations in accordance with the stipulations of the laws, this Agreement and the effective Articles of Associations of Future Gas Station (Beijing) Technology Co., Ltd.

Article.3      Representations and Warranties of FGS and Existing Natural Person Shareholders

With respect to the following matters, except for those disclosed in Exhibit I “Letter of Disclosure” by FGS and the Existing Natural Person Shareholders to the Investors, the following representations and warranties made severally and jointly by FGS and Existing Natural Person Shareholders to the Investors are true, accurate and complete from the date hereof to the Closing of this Investment:

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3.1	FGS is a limited liability company legally incorporated and validly existing under the laws of the PRC, with its existing registered capital having been legitimately paid off in full by its shareholders or paid off within the promised time limit. The Existing Natural Person Shareholders are the legally valid shareholders of FGS; neither the Existing Natural Person Shareholders nor FGS has promised to issue or actually issued any equity interests, shares, bonds, options or any equity interests of the same or similar nature to any third party in any form. All equity interests and capital contributions to FGS are free from any pledge, other security interests, third party interests or any other form of restriction. No existing Shareholder is implicated in holding equity on behalf of any public functionaries or other subject parties that are prohibited by law from participating in for-profit activities.

3.2	FGS and Existing Natural Person Shareholders have disclosed in writing to the Investors all subsidiaries, branches and their shareholding structures of FGS and existing Shareholders. Neither FGS nor any existing Shareholder directly or indirectly owns or controls any rights of any other company, partnership, trust, joint venture, organization or entity, nor does FGS or any existing Shareholder operate any regional office or branch or subsidiary.

3.3	FGS and Existing Natural Person Shareholders act voluntarily and are fully entitled and authorized to sign and perform this Agreement and complete the transactions contemplated hereunder. FGS and Existing Natural Person Shareholders have been legally and effectively authorized for this Agreement and all transactions contemplated hereunder by taking every necessary action. This Agreement constitutes obligations that are legal, effective and binding upon FGS and Existing Natural Person Shareholders.

3.4	Signing and performing this Agreement are in no way contradictory to the existing Articles of Association of FGS, or the laws and regulations applicable to FGS and Existing Natural Person Shareholders, or any administrative order of the government agency, or other contracts or legal documents to which FGS or any Existing Natural Person Shareholder is a party; and will not lead to violation thereof or cause non-performance of or failure to perform provisions thereof.

3.5	FGS has all the licenses, authorizations, approvals, accreditations or filings from or by the government authorities or administrations as required for the current business of FGS, and has obtained the approval (if applicable) of the authority in charge of the subsidiaries incorporated with the investment of FGS.

3.6	Operations and business activities of FGS from its inception have complied with relevant laws and regulations in all material aspects, including but not limited to industrial and commercial administration, taxation, business affairs, communications, foreign exchange, and labor, have never been implicated in any illegal acts and have been free from any form of punishment by any competent government authorities.

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3.7	The financial statements submitted by FGS to the Investors reflect the operating status and financial status of FGS in the relevant period and on the relevant dates in a true, accurate and complete manner; the information reflected and the content carried in such financial statements are true, accurate and complete; and the financial statements have no omission or concealment that may materially affect the transactions contemplated hereunder.

3.8	FGS has fully, accurately and completely disclosed to the Investors all the loans, liabilities, guarantees and indebtedness of FGS that have occurred and are reasonably anticipated to occur as of the date hereof, including but not limited to any unpaid loans (borrowings) from any financial institutions, and any third-party guarantee furnished by FGS for liabilities or benefits of any third party; FGS currently has no undisclosed practical or potential indebtedness (if any indebtedness exists, FGS shall furnish a financial status statement to disclose all information about it).

3.9	From the date hereof to the Closing of this Investment, except for the matters otherwise provided in this Agreement or the matters already disclosed by FGS to the Investors in writing and agreed by the Investors, the Existing Natural Person Shareholders and FGS do not:

3.9.1	issue, repurchase, change, transfer or otherwise dispose of any equity, bonds, options or interests of the same or similar nature;

3.9.2	announce or pay any dividends or perform any other distributions;

3.9.3	perform acquisition, merger, annexation, joint venture operation or other similar transactions of any equity or assets;

3.9.4	sell, lease, transfer or dispose of all or most of their assets;

3.9.5	make modifications to their articles of association except the amendments in accordance with this Agreement;

3.9.6	modify any existing contract or agreement or establish or terminate cooperation with any third parties except those required for the normal course of business of FGS;

3.9.7	make any arrangements or sign any contracts or agreements with a third party in a connected relationship;

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3.9.8	borrow money from an affiliate, an existing Shareholder, a director, or an employee;

3.9.9	change the registered capital, change the shareholding percentage of a Shareholder, transfer shares, or otherwise dispose of shares;

3.9.10	make other capital expenditures or related commitments except for the matters disclosed to the Investors;

3.9.11	furnish guarantees to others, or arrange mortgages, pledges, liens or other security interests on their property;

3.9.12	incorporate or terminate a holding subsidiary;

3.9.13	develop any employee profit-sharing plan;

3.9.14	incur any material adverse change in the financial status;

3.9.15	perform major transactions beyond routine business and generate significant liabilities;

3.9.16	perform any major transactions or acts beyond the normal business scope;

3.9.17	initiate, suspend or terminate any litigation, arbitration or other legal proceedings that have a significant impact on the business of FGS; or

3.9.18	perform any act or omission that may result in any of the occurrences set out above.

3.10	FGS has filed tax returns in accordance with the laws of the PRC and the requirements of competent tax authorities. FGS is free from any tax arrears and punishment imposed by a tax authority due to any tax payment matters. No asset is seized due to tax nonpayment of FGS.

3.11	FGS meets financial and accounting requirements under the laws and regulations of the PRC in all material aspects such as financial systems, book vouchers, invoice management, and tax returns.

3.12	FGS has legal ownership of or right to use any personal property, real property and intangible assets owned, occupied or used by it, and no such property owned, occupied or used by it bears any pledge, mortgage, lien, other security interests, third party interests, or any other form of restriction.

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3.13	FGS has fully disclosed to the Investors in writing all the real properties (if any) owned and used by it. For each real property held by FGS, FGS has obtained legal and valid property rights certificates (including housing ownership certificates and land use certificates); to FGS’ knowledge, no relevant land or real estate management agencies have any record of objection to the property rights of the real property of FGS. The current purpose of the real property is in line with the approved purposes under relevant planning and construction regulations and, to FGS’ knowledge, the real property will not be adversely affected by any planning.

3.14	FGS has fully disclosed to the Investors in writing all the intellectual property rights owned and used by it. FGS has legal ownership of or right to use all intellectual property rights used by it (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets), and any operating activities pertaining to others’ intellectual property rights have been duly authorized or licensed. FGS is not implicated in any infringement of others’ intellectual property rights, trade secrets, proprietary information or other similar rights, and is free from any existing or potential claims, disputes or proceedings requiring FGS to compensate for infringement of intellectual property rights, trade secrets, proprietary information or other similar rights of any third party. FGS has legitimately and duly registered or has legitimately applied for relevant registration of trademarks, patents, software copyrights and domain names owned by FGS.

3.15	All significant contracts or agreements to which FGS is a party, whose subject matter amount exceeds RMB 100,000 yuan, are legal and valid and have been properly performed without any implication in breach of contract. FGS has never signed any of the contracts or agreements: (i) formed not in the day-to-day course of business; (ii) formed not on a fair basis or at arm’s length; (iii) about any transactions with any third parties in a connected relationship with FGS (including but not limited to Shareholders, directors and employees or any affiliate of said persons); or (iv) consciously to cause losses or impair the benefits of FGS as reasonably determined at the time of signing.

3.16	FGS has fully disclosed to its Investors in writing the name lists and titles of its officers and core employees (see Exhibit II of this Agreement). Such officers and core employees are not engaged in any business activities, directly or indirectly in their capacity as an employee (full-time and/or part-time), in any other company, enterprise, partnership or entity that competes with the principal business of FGS; and existing Shareholders, officers and core employees have made no other investments that differ from the investment in FGS and compete with the principal business of FGS.

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3.17	FGS has signed labor contracts, confidentiality and intellectual property rights agreements, and non-competition agreements with officers and core employees in accordance with applicable labor laws and regulations, where the contracts and agreements are satisfactory to the Investors and currently effective. The officers and core employees of FGS do not bear confidentiality obligations or non-competition obligations for their former employers and any third parties, and their work in FGS does not constitute any breach of contract or infringement of rights of any third party.

3.18	FGS abides by all applicable labor regulations, and is not implicated in any material labor disputes or controversies with its existing employees or previously hired employees. FGS does not have any payable but unpaid financial compensation or similar payment obligations arising from dissolution of labor relationships. FGS has paid and/or withheld premiums for basic pension insurance, basic medical insurance, unemployment insurance, industrial injuries insurance, maternity insurance and housing fund in full according to applicable laws and regulations. FGS is not implicated in any material disputes related to social insurance charges or the housing fund, and incurs no signs or symptoms of being to be punished due to failure of fully paying social insurance charges or the housing funds.

3.19	FGS is not implicated in any underway litigation, arbitration, administrative penalties, administrative reconsideration or other legal proceedings against FGS, nor is it implicated in any legal liability or obligation imposed by any rulings or decisions made by any courts, arbitration institutions or other judicial and administrative authorities.

3.20	To the knowledge of FGS and existing Shareholders, there are no facts relating to FGS or the principal business thereof that may have a material adverse effect which are not disclosed to the Investors in this Agreement, the letter of disclosure, the financial statements or other disclosure made by FGS to the Investors in writing. The representations and warranties made by FGS and existing Shareholders in negotiating and executing this Agreement include no false statements or omissions or misleading information.

3.21	The Founding Shareholders further agree that if FGS or its assets are found to incur before execution of this Agreement any existing and/or potential contingent liabilities, obligations, tax arrears, penalties, litigation, arbitration, or any claims made by others against FGS, which arise from or are caused by or attributable to FGS and need to be actually borne by FGS for any reasons based on the contract law or tort law or administrative law or any other laws, notwithstanding they have been disclosed in the letter of disclosure, then the existing Shareholders shall severally and jointly bear any responsibility or loss arising therefrom for FGS or the Investors.

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3.22	FGS has purchased the insurance (if any) that is generally applicable in the relevant industry.

Article.4       Representations and Warranties of the Investors

The following representations and warranties made by the Investors to FGS and the existing Shareholders are true, accurate and complete from the date hereof to the Closing of this Investment:

4.1	The Investors are limited liability companies legally incorporated and validly existing under the laws of the PRC.

4.2	The Investors act voluntarily and are fully entitled and authorized to sign and perform this Agreement and complete the transactions contemplated hereunder. The Investors have been duly, legally and effectively authorized for execution of this Agreement. This Agreement constitutes obligations that are legal, effective and binding upon the Investors.

4.3	The source of money invested by the Investors into FGS is legal, and the Investors have the right to use the money in the manner agreed in this Agreement.

Article.5       Conditions Precedent

5.1	The Investors perform their obligations of the Closing of this Equity Purchase under this Agreement subject to the following conditions precedent:

5.1.1	The representations and warranties made by FGS and the Existing Natural Person Shareholders in this Agreement and in any certificates or other documents submitted pursuant to this Agreement shall be true, accurate and complete in all material respects from the date of making such representations and warranties through the closing date of this Equity Purchase;

5.1.2	The shareholders’ meeting of FGS has deliberated and approved: (i) the Equity Transfer and the Equity Purchase; (ii) execution of all documents relating to the Equity Transfer and the Equity Purchase; (iii) enactment of new Articles of Association; and (iv) FGS has obtained a corporate business license issued by the industrial and commercial administration with respect to this Equity Transfer and this Equity Purchase, and has furnished a copy of the corporate business license to the Investors, and has updated the shareholder information according to Article 2.2 hereof at the industrial and commercial administration.

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5.2	The Investors perform their obligations of the closing of this Capital Increase under this Agreement subject to the following conditions precedent:

5.2.1	The representations and warranties made by FGS and the Existing Natural Person Shareholders in this Agreement and in any certificates or other documents submitted pursuant to this Agreement shall be true, accurate and complete in all material respects from the date of making such representations and warranties through the closing date of this Capital Increase;

5.2.2	No change that may bring any material adverse effect on FGS has occurred with respect to assets, financial status, business status, and technical and legal aspects of FGS;

5.2.3	The shareholders’ meeting of FGS has deliberated and approved: (i) this Capital Increase; (ii) execution of documents relating to the Capital Increase of FGS; (iii) enactment of new Articles of Association; and (iv) FGS has obtained a corporate business license issued by the industrial and commercial administration with respect to this Capital Increase, and has furnished a copy of the corporate business license to the Investors, and has updated the shareholder information according to Article 2.3 hereof at the industrial and commercial administration.

Article.6       Commitments of the Parties

6.1	FGS and the Existing Natural Person Shareholders severally and jointly make the following commitments to the Investors:

6.1.1	From the date hereof, FGS and the Existing Natural Person Shareholders shall make their best efforts to procure the transactions contemplated hereunder to be completed in accordance with the terms of this Agreement. FGS and the Existing Natural Person Shareholders shall take all necessary measures to obtain all government approvals, consents, responses, permits, registrations and filings as required in this Agreement or required for the purpose of fully performing this Agreement.

6.1.2	FGS and the Existing Natural Person Shareholders shall not further perform consultation, discussion, negotiation or sign any documents with any other investors, investment companies or institutions with respect to the matters relating to the investment in FGS, unless as already disclosed to the Investors.

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6.1.3	From the date hereof, the existing business of FGS will go on as a going concern in the normal course of business by adhering to consistent operation principles, without substantially changing the nature, scope or pattern of the business.

6.1.4	Upon the third anniversary since its inception (i.e., by January 2019), FGS will be registered as a qualified supplier of the Zhejiang sales company of China National Petroleum Corporation (CNPC) and other corresponding sales companies in the provinces and cities in which FGS will execute contracts in the future for cooperation.

6.1.5	All operating activities of FGS shall comply with the provisions of laws and regulations. FGS shall timely apply for and renew all the licenses, authorizations, approvals, accreditations or filings from or by the government authorities or administrations as required for the business activities of FGS.

6.1.6	The Founding Shareholders, the officers and core employees of FGS shall not directly or indirectly:

(1)	without the written consent of the Investors, directly or indirectly make investments, participate, assist or engage in a business or entity in a competitive relationship with the business of FGS in any form before completion of the initial public offering of FGS ("IPO", which means that the shares of FGS are publicly issued and listed on a stock exchange in the PRC or other countries and regions as approved by the shareholders’ meeting of FGS) or before the date on which the Investors no longer hold the equity of FGS, whichever is earlier (the “Restriction Period”);

(2)	within the Restriction Period, persuade in any way a person who has ever been or is acting as a client or customer of FGS so as to provide such client or customer with commodities or services that are similar to or compete with the business of FGS;

(3)	within the Restriction Period, persuade or induce the employees or managers of FGS to leave FGS, except that the employees or managers who seriously violate the labor contract or regulations of FGS are required by FGS to leave FGS according to relevant stipulations; or

(4)	at any time, disclose to others or use information about the business, accounting, finance, transactions or intellectual property rights, or any FGS-related trade secrets or confidential information for purposes unrelated to FGS.

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6.1.7	The Founding Shareholders undertake that their investments or incumbency in other companies than FGS shall comply with the requirements of Chinese laws and regulations and the IPO review requirements of the China Securities Regulatory Commission (CSRC), without legally impeding the IPO of FGS. If, in the process of applying for the IPO by FGS, the CSRC disputes an outbound investment or incumbency of the Founding Shareholders, or the outbound investment or incumbency of any existing Shareholder does not comply with the IPO review policies of the CSRC, then such existing Shareholder shall actively make adjustments to ensure that FGS is not impeded from achieving the IPO.

6.1.8	Without the unanimous written consent of the Investors, no Founding Shareholder shall howsoever transfer, dispose of, or pledge the shares directly or indirectly held by it in FGS, or arrange any third party rights on such shares, or permit arrangement of any pledge or third party rights on such shares, and no Founding Shareholder shall hold equity on behalf of any public functionaries or other subject parties that are prohibited by law from participating in for-profit activities.

6.1.9	If a Founding Shareholder intends to change his/her nationality or a similar circumstance occurs, a written notice shall be served on the Investors at least ninety (90) days in advance.

6.2	The existing Shareholders undertake to abide by and perform all terms and conditions of this Agreement.

6.3	The existing Shareholders undertake that after the Closing of this Equity Purchase, the Existing Natural Person Shareholders will sign a concerted action agreement with the Investors.

6.4	The Investors make the following commitments:

6.4.1	From the date hereof to completion of the transactions, the Investors shall make every reasonable effort to make the transactions contemplated hereunder to be completed in accordance with the terms of this Agreement.

6.4.2	The Investors shall furnish necessary documents to assist FGS and/or the Existing Shareholders in obtaining all government approvals, consents, permits, registrations and filings as required in this Agreement or required for the purpose of fully performing this Agreement.

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Article.7    Corporate Governance

7.1	The shareholders’ meeting of FGS is the supreme authority of FGS. When FGS convenes a shareholders’ committee meeting, the Investors and the existing Shareholders shall exercise their voting rights proportionally in accordance with their capital contribution percentages after the closing to determine corporate affairs except as otherwise provided in this Agreement or the new Articles of Association.

7.2	After the Closing of this Equity Purchase, the shareholders’ meeting of FGS shall exercise the following responsibilities and powers:

7.2.1	Modifying or annulling any terms in the Articles of Association;

7.2.2	Making resolutions on increase or decrease of the registered capital of FGS;

7.2.3	Making resolutions on the merger, division, or dissolution of FGS, or the change of the organizational form of FGS;

7.2.4	Determining the operation policies and investment plans of FGS;

7.2.5	Electing and replacing directors and supervisors not assumed by staff representatives, and determining remuneration affairs of the directors and supervisor;

7.2.6	Deliberating and approving the report of the board of directors;

7.2.7	Deliberating and approving the report of the board of directors or the report of supervisors;

7.2.8	Deliberating and approving the annual financial budgets and final accounts of FGS;

7.2.9	Deliberating and approving a profit distribution plan and a deficit recovery plan of FGS;

7.2.10	Making a resolution on issuance of corporate bonds;

7.2.11	Performing any change in any rights, preferential rights, privileges or powers of the Investors or in the restrictions imposed on the interests of the Investors;

7.2.12	Conferring shareholder rights, which are superior to or equal to those of the Investors, on other shareholders (existing or potential), and issuing any bonds or equity securities of FGS (except for those issued under an employee stock option program approved in advance);

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7.2.13	Repurchasing or redeeming the shares of FGS (except for the repurchase or redemption performed in accordance with the repurchase or redemption provisions in the new Articles of Association) and issuing the shares that have the rights of such repurchase or redemption;

7.2.14	Performing share splitting, share consolidation, dividends distribution, reclassification or other forms of corporate capital restructuring;

7.2.15	Changing the nature or scope of the business of FGS;

7.2.16	Performing any acquisition, annexation, sale, merger, or joint venture relating to FGS, or forming any subsidiary or branch;

7.2.17	Issuing any bonds or equity securities of FGS publicly;

7.2.18	Liquidating or dissolving FGS;

7.2.19	Selling all or substantially all of the assets, intellectual property or goodwill of FGS, or purchasing all or substantially all of the assets of another entity, or acquiring any entity;

7.2.20	Changing the number of members of the board of directors; and

7.2.21	Transferring any shares in FGS by the Founding Shareholders of FGS.

7.3	After the Closing of this Equity Purchase, the resolutions on the matters in paragraphs 7.2.1—7.2.3 under Article 7.2, which are made by the shareholders’ meeting of FGS, are subject to consent of two-thirds (2/3) or more of all shareholders with the voting rights of FGS (which shall include the voting rights held by the Investors).

7.4	After the Closing of this Equity Purchase, the resolutions on the matters in paragraphs 7.2.4—7.2.21 under Article 7.2, which are made by the shareholders’ meeting of FGS, are subject to consent of a half (1/2) or more of all shareholders with the voting rights of FGS (for matters in paragraphs 7.2.8, 7.2.10—7.2.21, the voting rights shall include the voting rights held by the Investors).

7.5	The board of directors shall hold at least one board meeting every quarter, and the board meeting is valid only when it is attended by two (2) or more directors (which shall include the directors appointed by the Investors).

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7.6	The board of directors of FGS is responsible to the shareholders’ meeting; after the Closing of this Equity Purchase, the board of directors of FGS shall exercise the following responsibilities and powers:

7.6.1	Convening a shareholders’ committee meeting, and reporting to the shareholders’ meeting;

7.6.2	Performing resolutions made by the shareholders’ meeting;

7.6.3	Determining the operation plans and investment plans of FGS;

7.6.4	Developing annual financial budgets and final accounts of FGS;

7.6.5	Developing the profit distribution plan and the deficit recovery plan of FGS;

7.6.6	Developing plans on increase or decrease of the registered capital of FGS and plans on issuance of corporate bonds;

7.6.7	Developing plans on the merger, division, or dissolution of FGS, or the change of the organizational form of FGS;

7.6.8	Determining the setup of internal management bodies of FGS;

7.6.9	Formulating the basic management systems of FGS;

7.6.10	Determining to appoint or dismiss the manager (CEO) of FGS and, as nominated by the manager, determining to appoint or dismiss the deputy manager, chief financial officer (CFO), other core employees, and any other employees with an annual salary (including salary, bonus, and perks) of over RMB 500,000, and determining the remuneration matters of such employees;

7.6.11	Increasing the salary of any one of best paid five (5) employees of FGS;

7.6.12	Handling any transaction between FGS and any shareholder, director, officer or employee, or between any enterprises that are connected in any way, except the transaction that is conducted within the day-to-day business scope of FGS according to normal commercial terms, and that has been fully disclosed in writing to the Investors before accomplishment of the transaction;

7.6.13	Passing or modifying an employee stock option program (including modification of any terms or conditions thereof);

7.6.14	Appointing or removing auditors of FGS, and determining audit fees or other fees;

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7.6.15	Modifying the accounting policies of FGS or changing the accounting year of FGS;

7.6.16	Handling any debt or expenditure of more than RMB 200,000 of FGS (whether in a single transaction or in a series of related transactions);

7.6.17	Instituting, terminating or resolving any material litigation (arbitration or litigation with a subject matter of more than RMB 200,000), and determining reconciliation, change, request waiver, or other rights in significant litigations;

7.6.18	Pledging the shares that are directly or indirectly held by FGS, or placing guarantee or other encumbrances on such shares;

7.6.19	Using any assets of FGS as security or guarantee;

7.6.20	Announcing or paying any dividends of shares;

7.6.21	Passing annual performance indicators of FGS; and

7.6.22	Handling other significant matters.

7.7	After the Closing of this Equity Purchase, the resolutions of the board of directors of FGS are subject to consent of a half or more of all directors of FGS, in which the resolutions of the board of directors with respect to the matters in paragraphs 7.6.10—7.6.21 under Article 7.6 are subject to consent of such directors that include the directors appointed by the Investors.

7.8	After the Closing of this Equity Purchase, the Investors have the right to oversee the use of the funds of FGS in a manner that is effective in the opinion of the Investors.

Article.8      Information Rights of the Investors

8.1	FGS shall furnish the Investors with:

8.1.1	an annual budget plan for each new accounting year of FGS within thirty (30) days prior to the beginning of this accounting year;

8.1.2	an annual consolidated financial statement within ninety (90) days after the end of each accounting year, where the annual consolidated financial statement is audited in accordance with the Chinese Accounting Standards by an accounting firm approved by the Investors;

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8.1.3	an unaudited quarterly consolidated financial statement within forty-five (45) days after the end of each quarter, where the unaudited quarterly consolidated financial statement is prepared in accordance with the Chinese Accounting Standards;

8.1.4	an unaudited monthly consolidated financial statement within ten (10) days after the end of each month, where the unaudited monthly consolidated financial statement is prepared in accordance with the Chinese Accounting Standards;

8.1.5	an annual budget within thirty (30) days prior to the end of each accounting year;

8.1.6	photocopies of all documents or other information provided to the Shareholders; and

8.1.7	Other documents or information as reasonably required by the Investors.

8.2	The Investors have the right to access and copy the Articles of Association, minutes of the shareholders’ meeting, resolutions of the board of directors, supervisors’ decisions, and financial accounting reports.

8.3	From the effective date of this Agreement, by notifying FGS in advance and without affecting the normal operation of FGS, the Investors have the right to, at their own costs: (i) access and check the assets, financial books and other business records of FGS and its subsidiaries during normal business hours; and (ii) when reasonable and necessary, communicate with the directors, supervisors, officers, or staff of relevant companies, or professional service agencies employed by such companies, with respect to the business, operation and status and other matters of FGS and its subsidiaries; or visit their advisors, employees, independent accountants and lawyers.

Article.9      Lock-up Period of Restricted Shares, Performance Commitments of FGS, and Compensation

9.1	The Restricted Shares granted by the Investors to the Existing Natural Person Shareholders at the Closing of this Equity Purchase are limited by a lock-up period, where (1) the lock-up period of the shares granted to Rui Liu, Zhizhuo Peng, Xing Yao and Lin Song is one year after the granting of the shares and, upon expiry of such lock-up period, the Investors shall assist such Shareholders to unlock the shares; (2) the lock-up period of the shares granted to Yang Song and Gang Yang is three years, and shall be unlocked in three phases in the following way: the Investors shall unlock 50% of the granted shares on the first anniversary of granting the shares if the goal agreed by both parties for the contract period is accomplished; the Investors shall unlock 30% of the granted shares on the second anniversary of granting the shares if the goal agreed for the contract period is still maintained; and the Investors shall unlock the remaining 20% of the granted shares on the third anniversary of granting the shares if the goal agreed for the contract period is still maintained.

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9.2	On the first anniversary of the date of signing this Agreement, FGS shall fulfill the following performance goals: (1) the number of gas stations deployed by FGS reaches 660; (2) the number of users actually using the services of FGS reaches 1.1 million; and (3) the daily trading amount on the platform of FGS reaches RMB 3.3 million.

9.3	If FGS accomplishes the three performance goals specified in Article 9.2 hereof, the Investors shall, in accordance with the provisions of Article 9.1 hereof, unlock 50% of the Restricted Shares granted to the Existing Natural Person Shareholders Yang Song and Gang Yang at the Closing of this Equity Purchase; if FGS fails to accomplish the three performance goals specified in Article 9.2 hereof, the Parties agree to calculate a deviation percentage against each of the three performance goals according to actual accomplishment status of the three performance goals of FGS, obtain an average value of deviation percentages against the three performance goals and, according to the average value of all individual shareholders, return obtained Restricted Shares at a corresponding percentage to the Investors, and take back the corresponding compensation shares from only the Restricted Shares held by Yang Song and Gang Yang in FGS.

Article.10      Dividend Distribution Rights of the Investors

10.1	If FGS determines to distribute dividends or otherwise distribute profits in an accounting year (including but not limited to converting profits into additional registered capital) as approved by the shareholders’ meeting, then the Investors have the preemptive right, before other shareholders of FGS obtain the dividends, to obtain the dividends calculated according to (“Preemptive Dividend"): amount of first-lien Preemptive Dividend of each Investor = total amount of dividends proposed to be distributed by FGS on this occasion * shareholding percentage of this Investor. Before the Investors obtain the full amount of the first-lien Preemptive Dividend, other shareholders shall not obtain dividends, whether in cash, in the form of property or corporate equity, or by conversion into the registered capital of FGS.

10.2	After the Investors obtain the full amount of the Preemptive Dividend, other shareholders shall share the remaining dividends in the total amount of proposed dividends proportionally according to their then shareholding percentages in FGS.

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Article.11      Right of First Refusal and Co-Sale Right

11.1	Without the prior written consent of the Investors, the Founding Shareholders shall not, within three years from the closing date of this Investment, transfer, pledge or otherwise dispose of the shares held by them in FGS. Any transfer of shares in violation of this provision is invalid, and a transferee of such transfer is not entitled to any rights of those acting directly or indirectly as a shareholder of FGS, and shall not be considered by FGS as a shareholder. The transferee of the shares held by the Founding Shareholders in FGS, who accepts transfer of such shares with the consent of the Investors, is also subject to this Article.

11.2	If any Existing Natural Person Shareholder intends to transfer all or part of the shares held by it in FGS to any third party other than the Shareholders, a prior written notice shall be served on the Investors to indicate such intention (“Founding Shareholder’s Sale Notice”). The Sale Notice shall include all terms of the to-be-sold shares, including the price, payment terms and the identity of the third party. Each Party shall make a decision and deliver a written notice to the seller within thirty (30) days after receiving the Sale Notice. If no such notice is delivered in time, it is deemed that the right of first refusal is waived ("Investors' Right of First Refusal"). The Investors have the right of first refusal over any other shareholders to purchase all or part of the shares that the Founding Shareholders intend to transfer. If the Investors fail to purchase all the shares that the Founding Shareholders intend to transfer, the anticipated seller shall have the right to sell all or remainder of the to-be-sold shares to a third party subject to the provisions of Article 10.3 below, but the sale conditions shall not be more favorable than the conditions specified in the Sale Notice.

11.3	If any Investor intends to transfer all or part of the shares held by it in FGS to other shareholders or any third party other than the Shareholders, a prior written notice shall be served on FGS and other shareholders of FGS to indicate such intention (“Investors’ Sale Notice”). The Sale Notice shall include all terms of the to-be-sold shares, including the price, payment terms and the identity of the third party. The actual controlling person of FGS—Yang Song shall make a decision and deliver a written notice to the seller within thirty (30) days after receiving the Sale Notice. If no such notice is delivered in time or the price specified in the notice is lower than the price specified in the Investors’ Sale Notice, it is deemed that the right of first refusal is waived ("Right of First Refusal of Actual Controlling Person of FGS"). The actual controlling person of FGS has the right of first refusal over any other shareholders to purchase all or part of the shares that the Investors intend to transfer. If the actual controlling person of FGS fails to purchase all the shares that the Investors intend to transfer, the anticipated seller shall have the right to sell all or remainder of the to-be-sold shares to other shareholders or a third party, but the sale conditions shall not be more favorable than the conditions specified in the Sale Notice.

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11.4	If the shares that the Founding Shareholders intend to sell are not purchased preemptively or are not fully purchased preemptively, FGS shall give the Investors a notice to indicate the quantity of the remaining to-be-sold shares; on condition that the right of first refusal is not exercised or is waived, the Investors have the right but no obligation to participate, according to the same price and conditions as specified in the Sale Notice, in the sale of the shares held by the Investors in FGS (“Co-Sale Right”). If an Investor determines to exercise the Co-Sale Right specified above, the Investor shall deliver a sale participation notice to the seller within fifteen (15) days from the date of receipt of the notice indicating the quantity of the remaining to-be-sold shares, where the sale participation notice shall specify the quantity of shares that the Investor intends to sell.

Article.12      Redemption Rights of the Investors

12.1	In the event of the following occurrences, the Investors have the right to require FGS or the Founding Shareholders to redeem all shares held by them in FGS (including the capital decrease made by FGS, or the shares held by the Investors and purchased by the Founding Shareholders):

12.1.1	All or most of the main assets or important intellectual property rights of FGS are transferred, or FGS is merged or acquired;

12.1.2	FGS and/or a Founding Shareholder have/has substantially violated the transaction agreement signed for this Investment;

12.1.3	The cooperation between FGS and China National Petroleum Corporation (CNPC) is terminated, or the agreement fails to be renewed, or the intellectual property rights currently used by FGS are not available free of charge; or

12.1.4	Any other Investor of FGS performs the redemption right.

12.2	The redemption price shall not be lower than the investment amount plus an interest of 24% per annum. The Founding Shareholders may propose to pay the redemption price by transferring part of the shares of FGS, and the manner of implementing the redemption right, in cash or by transfer of shares, shall be determined through negotiation between both parties, and the specific amount shall be determined through consultation by both parties.

Article.13      Anti-Dilution

13.1	Structural anti-dilution clause: If any natural person shareholder or any third party increases capital to FGS, the Investors have the preemptive right to subscribe for the corresponding capital increase proportionally at the same price concurrently so that their shareholding percentages in FGS after the capital increase are not lower than the shareholding percentages in FGS under this Agreement.

13.2	Anti-dilution in the case of lower-price financing: If FGS carries out a new capital increase at more favorable prices and conditions than this transaction, FGS shall take relevant measures, including but not limited to allocating free stock options to the Investors, giving additional shares at no charge, or transferring shares at lower prices, to ensure that the value of the shares held by the Investors after the capital increase is not lower than the value of their shares before admission of new investors.

Article.14      Preemptive Liquidation Rights of the Investors

14.1	In the event that FGS is terminated, dissolved, bankrupt or liquidated upon the resolution of the shareholders’ meeting, the property of FGS shall be used to liquidate payables such as the liquidation expenses, employee salaries, social insurance charges, statutory compensations, and tax arrears and debts of FGS in statutory order. The remaining property of FGS after such liquidation, if any, shall be allocated to the Investors in an amount equivalent to 120% of the investment amount plus all dividends distributable but owed to the Investors (“Preemptive Liquidation Amount"). FGS shall not allocate property to any other shareholders until the Investors receive the Preemptive Liquidation Amount in full.

14.2	If any remainder of property of FGS is left for allocation after the Preemptive Liquidation Amount is paid to the Investors in full, the remainder available for allocation shall be allocated proportionally according to the shareholding percentage of each Shareholder (including each Investor) of FGS.

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14.3	For the purpose of this Article, liquidation of FGS occurs if:

14.3.1	a merger or an acquisition of all assets occurs after which the Shareholders of FGS no longer holds a majority of outstanding shares of the going concern of FGS;

14.3.2	all or substantially all of the assets of FGS are sold; or

14.3.3	all or substantially all of the intellectual property rights of FGS are licensed to a third party.

14.4	For the purpose of this Article, in the event of mergers, acquisitions, or change of control rights of FGS, or in the event that all or substantially all of the assets of FGS are sold, leased, transferred or otherwise disposed of, the total proceeds obtained by FGS or its shareholders from such transactions shall be distributed in the order specified in this Article.

Article.15      Dissolution and Termination

15.1	This Agreement may be dissolved or terminated if any of the following events occurs:

15.1.1	The Parties unanimously agree in writing to dissolve this Agreement.

15.1.2	A statutory force majeure event has occurred, which prevents the Parties from fulfilling this Agreement or achieving the purposes of this Agreement.

15.1.3	Any Party has seriously violated any of the representations or warranties made by it in this Agreement, the new Articles of Association and other relevant agreements, or the representations or warranties are false.

15.1.4	Within sixty (60) days after the signing of this Agreement, the conditions precedent for the Closing of this Equity Purchase as specified in Article 5 hereof are not satisfied and the Investors have not waived such conditions precedent, in which case the Investors may jointly deliver a written notice to terminate this Agreement.

15.1.5	Within sixty (60) days after the signing of this Agreement, the conditions precedent for the closing of this Capital Increase as specified in Article 5 hereof are not satisfied and the Investors have not waived such conditions precedent, in which case the Investors may jointly deliver a written notice to terminate this Agreement.

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15.1.6	The conditions precedent for the Closing of this Equity Purchase and this Capital Increase as specified in Article 5 hereof are satisfied but the Investors have not fulfilled the obligations of share granting and capital increase payment under this Agreement, in which case the Founding Shareholders may deliver a written notice to terminate this Agreement.

15.2	Effect of dissolution and termination:

15.2.1	After dissolution or termination of this Agreement, the Parties to this Agreement shall, on a fair, reasonable and good faith basis, return the considerations received under this Agreement from the opposite party, and endeavor to restore the status at the time of signing this Agreement.

15.2.2	Upon dissolution or termination of this Agreement pursuant to Article 15.1 above, all rights and obligations of the Parties under this Agreement shall terminate unless otherwise agreed herein; no Party shall lodge any claim against the other Party under this Agreement or with respect to the dissolution of this Agreement, except for the liability under Article 16 of this Agreement.

Article.16      Confidentiality

16.1	Except as otherwise agreed in this Agreement, the Parties to this Agreement shall make their best efforts to keep strict confidentiality of any technical or commercial information in any form obtained from any other party in the course of negotiating, signing or performing this Agreement or performing due diligence, as well as any undisclosed information and data (whether written, verbal, tangible or intangible), including any content of this Agreement and other potential cooperation matters and transactions between the Parties. Any party shall limit its directors, officers, employees, agents, consultants, subcontractors, suppliers, customers, and the like in obtaining such information only as necessary for properly performing the obligations under this Agreement.

16.2	The foregoing limitation does not apply:

16.2.1	to the information that is already available to the general public when being disclosed;

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16.2.2	to the information that is already available to the general public after disclosure not due to a fault of the receiver of the information;

16.2.3	to the information which, as proved by the receiver, is already grasped by the receiver before disclosure but not obtained directly or indirectly from the other Party;

16.2.4	when any Party is obligated to disclose such confidential information to the relevant government agencies, stock trading institutions, or the like as required by law, or when any Party discloses such confidential information to its direct legal counsel and financial adviser as required by its normal business operations.

16.3	Any party to this Agreement shall instruct its directors, officers, employees, agents, consultants, subcontractors, suppliers, customers as well as the directors, officers, employees, agents, consultants, subcontractors, suppliers, and customers of its affiliates to abide by the confidentiality obligations set out in Article 16.1.

16.4	No matter how this Agreement is dissolved or terminated, the Parties shall abide by the confidentiality obligations set forth in Article 16.1.

Article.17      Liabilities and Indemnity for Breach of Contract

17.1	If any Party to this Agreement violates any provisions of this Agreement, other Parties shall have the right to claim compensation for any losses arising therefrom in addition to other rights under this Agreement.

17.2	Subject to the provisions of other articles of this Agreement, a Party to this Agreement (“Indemnitor”) shall indemnify and hold harmless other Parties (“Indemnitee”) against (i) violation of any representations or warranties made by the Indemnitor in this Agreement or false statement of such representations or warranties; and (ii) violation of or failure to fully perform the commitments, agreements, warranties or obligations under this Agreement by the Indemnitor, except as exempted by other Parties in writing. The Indemnitor shall indemnify or compensate the Indemnitee for any and all losses directly or indirectly arising from the foregoing circumstances.

17.3	If any Existing Natural Person Shareholder, officer or core employee (i) makes an investment in or is employed by FGS, which breaches the confidentiality agreement, non-competition agreement or other similar agreements with a former employer or any third party; or (ii) violates any confidentiality obligations or non-competition obligations for FGS, or howsoever directly or indirectly invests, participates, assists or engages in a business or entity that competes with the business of FGS, then the Investors have the right to require FGS or the Existing Natural Person Shareholders to severally and jointly pay liquidated damages equivalent to the investment amount plus interest at a benchmark loan interest rate of banks contemporaneous with the investment amount. If such liquidated damages are not enough for compensating for the losses of the Investors, FGS and the Existing Natural Person Shareholders shall severally and jointly indemnify the Investors for remaining losses.

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17.4	If any Party to this Agreement violates any provisions of this Agreement, other Parties shall have the right to require the violating party to actually and comprehensively perform the obligations under this Agreement in addition to other rights under this Agreement.

17.5	Notwithstanding any provisions to the contrary in this Agreement, the provisions of this Article shall survive the termination of the rights and obligations of the Parties to this Agreement, or survive the termination of this Agreement.

Article.18      Governing Law and Dispute Settlement

18.1	The conclusion, execution, effectiveness, interpretation and performance of this Agreement shall be governed by Chinese laws.

18.2	Any disputes arising out of or relating to this Agreement shall be lodged to China International Economic and Trade Arbitration Commission (“CIETAC”), and shall be settled through arbitration in Beijing in accordance with the then-effective arbitration rules. The arbitration award is final and binding upon all Parties. In the period of settling the dispute, the Parties shall continue to perform other terms of this Agreement than the disputed matters.

Article.19      Miscellaneous

19.1	The expenses of this Investment, including Chinese attorneys’ fees (approximately USD 30,000), US attorneys’ fees (approximately USD 30,000), Nasdaq filing fees (approximately USD 15,000), share registration agency fees (approximately USD 15,000) and third-party evaluation fees (approximately RMB 50,000 yuan), shall be jointly borne by the Investors and FGS; and the Investors agree to advance such expenses and have the right to, at reasonable time, require FGS to repay 50% of the expenses actually paid by the Investors.

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19.2	“Force majeure” under this Agreement refers to objective conditions that are unforeseeable, unavoidable and unconquerable, including but not limited to earthquakes, typhoons, floods, wars, international or domestic transport disruptions, acts of government or public institutions, epidemics, civil commotions, strikes, and other events that are considered as force majeure events according to general international business practices.

19.3	Unless otherwise specified, all covenants about the matters relating to this Agreement shall supersede all oral or written agreements, discussions, meeting minutes, memorandum, understandings or communications (including but not limited to fax and email) with respect to the subject matter of this Agreement which are entered into between the Parties before the execution of this Agreement.

19.4	Any amendments to this Agreement shall be made by way of a written agreement signed by duly authorized representatives of the Parties, and shall constitute an integral part of this Agreement.

19.5	The equity transfer agreement and the capital increase agreement separately executed between the Parties for implementing the industrial and commercial change registration formalities for this Investment, and other documents required by the industrial and commercial administration, shall not constitute modifications to this Agreement. If any discrepancy exists between such documents and this Agreement, this Agreement shall prevail.

19.6	The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement in any way.

19.7	Any notices, requirements, requests or any other communications specified or permitted under this Agreement shall be made in writing and sent to the address of the recipient after being signed by the sender, and any Party may, for the purpose of this Agreement, change such address by notifying the other Parties in writing. Any notice shall be deemed to have been served when it is sent in the following manner, and the date of service is (whichever is earlier):

19.7.1	the date of signature for receipt if the notice is delivered in person;

19.7.2	the date that falls ten (10) days after the post office of the sender stamps a postmark on the notice if the notice is delivered through a registered mail;

19.7.3	the third (3rd) day after the sender hands the mail to the courier service provider if the notice is delivered by express courier; or

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19.7.4	the business day next to the date of sending the notice if the notice is delivered by fax.

Recipient address information of FGS, Yang Song, Rui Liu, Zhizhuo Peng, and Xing Yao:

Address:

Recipient:

Email:

Recipient address information of Gang Yang:

Address:

Recipient:

Email:

Recipient address information of Lin Song:

Address:

Recipient:

Email:

Recipient address information of the Investors:

Address:	1902, Block C, Jinglong International Building, No. 9 Fulin Road, Chaoyang District, Beijing

Recipient:	Shenping Yin

Email:

19.8	If, in accordance with any relevant law, any one or more of the terms of this Agreement or any one or more of other legal documents pertaining to this Investment are determined as invalid, illegal or unenforceable, then:

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19.8.1	The effect, legality and enforceability of other terms of this Agreement shall not be prejudiced or impeded and shall be fully effective. Other agreements pertaining to this Investment than the agreements that are determined as invalid, illegal or unenforceable shall be fully effective without being prejudiced with respect to their effect, legality and enforceability;

19.8.2	The Parties shall promptly replace the invalid, illegal or unenforceable terms or agreements with legal, valid and enforceable terms or agreements, and the intention of the substitute terms or agreements shall be closest to the intention of the invalid, illegal or unenforceable terms or agreements.

19.9	Articles 16, 17 and 18 of this Agreement shall survive the termination of this Agreement.

19.10	This Agreement is made in ten (10) original counterparts; FGS, existing Shareholders and the Investors each hold one (1) counterpart, and other original counterparts are filed to the industrial and commercial administration for the record.

19.11	This Agreement shall become effective on the date of being executed by the legal representatives or legally authorized representatives of the Parties and/or being stamped with the common seals of FGS and the Investors.

(The following is intentionally left blank for the purpose of signature)

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(This page is intentionally left blank for the purpose of signing the Investment Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd.)

Company:

Future Gas Station (Beijing) Technology Co., Ltd. (seal)

Signatory:	/s/ Yang Song
Name: Yang Song
Title: Legal representative

(This page is intentionally left blank for the purpose of signing the Investment Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd.)

Existing Natural Person Shareholders:

Yang Song

Signature:	/s/ Yang Song

Rui Liu

Signature:	/s/ Rui Liu

Zhizhuo Peng

Signature:	/s/ Zhizhuo Peng

Xing Yao

Signature:	/s/ Xing Yao

Gang Yang

Signature:	/s/ Gang Yang

Lin Song (seal)

Signature:	/s/ Lin Song

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(This page is intentionally left blank for the purpose of signing the Investment Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd.)

Investors:

Beijing Baihengda Petroleum Technology Co., Ltd. (seal)

Signatory:	/s/Guangqiang Chen
Name: Guangqiang Chen
Title: Legal representative

Nanjing Recon Technology Co., Ltd. (seal)

Signatory:	/s/ Shenping Yin
Name: Shenping Yin
Title: Legal representative

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Exhibit I Letter of Disclosure

With respect to “Representations and Warranties of FGS and Existing Natural Person Shareholders” in Article 3 hereof, FGS and Existing Natural Person Shareholders hereby make following disclosure to the Investors:

Terms of Agreement	Disclosed Matters

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Exhibit II Name List of Officers and Core Employees

Name	Title

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Exhibit III Letter of Committee

To: Future Gas Station (Beijing) Technology Co., Ltd.

I,                  (whose identity card No. is                            ), in my capacity as                   of Future Gas Station (Beijing) Technology Co., Ltd., hereby undertake that:

1. I do not bear any confidentiality obligations or non-competition obligations for my former employers (if any) and any third parties, and my work in FGS does not constitute any breach of contract or infringement of rights of any third party;

2. I will work full-time in FGS or any affiliate thereof and make every effort to serve FGS or any affiliate thereof and procure increase of benefits of FGS or any affiliate thereof at least before the first (1st) anniversary of the IPO of FGS ("IPO” means that the shares of FGS are publicly issued and listed on the stock exchange of the PRC or other countries or regions approved by the shareholders’ meeting of FGS) unless Beijing Baihengda Petroleum Technology Co., Ltd. approves in writing my resignation or other arrangements;

3. Within my incumbency in FGS and two (2) years after severance from FGS, I will not engage in any business that competes with FGS.

For the avoidance of doubt, the terms used in this Letter of Commitment shall have the meanings set forth in the Investment Agreement Relating to Future Gas Station (Beijing) Technology Co., Ltd. signed on [ ], 2018 among FGS and other Parties.

Signatory: ____________________

Promiser:

[ ], 2018

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Exhibit IV Restricted Shares to Be Issued and Lock-up Period Details

	Individual shareholder’ shareholding percent	Total number of shares to be issued (0) ’0000 shares	Number of outstanding shares (1) = (0)*shareholding percent	Lock-up period
Yang Song	54.5000%			To be unlocked in phases in three years after being granted
Gang Yang	20.0000%			To be unlocked in phases in three years after being granted
Rui Liu	7.5000%			One year after share granting
Zhizhuo Peng	7.5000%			One year after share granting
Xing Yao	2.5000%			One year after share granting
Lin Song	8.0000%			One year after share granting
Total	100.0000%			——

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